Corporate Capital Trust, Inc. 425

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

FS INVESTMENT CORPORATION,

IC ACQUISITION, INC.,

CORPORATE CAPITAL TRUST, INC.

and

FS/KKR ADVISOR, LLC

Dated as of July 22, 2018

 -i-

(continued)

 -ii-

(continued)

 -iii-

(continued)

 -iv-

(continued)

Page

11.9	Disclosure Schedule	80

 -v-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2018 (this “Agreement”), among Corporate Capital Trust, Inc., a Maryland corporation (“CCT”), FS Investment Corporation, a Maryland corporation (“FSIC”), IC Acquisition, Inc., a Maryland corporation and wholly-owned direct Consolidated Subsidiary of FSIC (“Merger Sub”) and FS/KKR Advisor, LLC, a Delaware limited liability company (the “Joint Advisor”).

RECITALS

A.       Each of CCT and FSIC has previously elected to be regulated as a Business Development Company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and the Joint Advisor is the investment adviser of each of CCT and FSIC;

B.       Upon the terms and subject to the conditions set forth in this Agreement, CCT, FSIC and Merger Sub intend to merge Merger Sub with and into CCT (the “Merger”), with CCT as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

C.       Immediately after the Merger, the Surviving Company shall merge with and into FSIC (the “Second Merger” and, together with the Merger, the “Mergers”), with FSIC as the surviving company in the Second Merger.

D.       The Board of Directors of CCT, including all of the Independent Directors of CCT, has unanimously (other than Todd Builione, who recused himself) (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of CCT and (y) the interests of CCT’s existing stockholders will not be diluted as a result of the Transactions and (ii) approved this Agreement and the Transactions.

E.       The Board of Directors of FSIC, including all of the Independent Directors of FSIC, has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of FSIC and (y) the interests of FSIC’s existing stockholders will not be diluted as a result of the Transactions and (ii) approved this Agreement and the Transactions.

F.       The Board of Directors of Merger Sub and FSIC, acting in FSIC’s capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Transactions.

G.       The parties intend the Mergers to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

H.       The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

Article I

THE MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into CCT, and the separate corporate existence of the Merger Sub shall cease. CCT shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

1.2          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania 19104, on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3          Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.

1.5          Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CCT, FSIC or Merger Sub or the holder of any of the following securities:

(a)       Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.

(b)       All shares of common stock, par value $0.001 per share, of CCT (the “CCT Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by FSIC or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no shares of common stock, par value $0.001 per share, of FSIC (the “FSIC Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c)       Subject to Section 1.5(e), each share of CCT Common Stock, except for the Cancelled Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of FSIC Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d)       All of the shares of CCT Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of CCT Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of CCT Common Stock represented in non-certificated book-entry form have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e)       The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing CCT Net Asset Value and/or the Closing FSIC Net Asset Value, as applicable) to account for the Tax Dividend or if, between the Determination Date and the Effective Time, the respective outstanding shares of FSIC Common Stock or CCT Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

1.6          Charter and Bylaws of the Surviving Company. The charter of Merger Sub and the bylaws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the charter and the bylaws of the Surviving Company as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such charter and bylaws, as applicable.

1.7          Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until the next annual meeting of the Surviving Company and until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. The directors and officers of FSIC immediately prior to the Effective Time shall be the directors and officers of FSIC immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

1.8           Effect on FSIC Common Stock. Each share of FSIC Common Stock outstanding immediately prior to the Effective Time shall remain outstanding.

1.9           Merger of Surviving Company. Immediately after the occurrence of the Effective Time and in accordance with the MGCL, Surviving Company shall merge with and into FSIC and the separate corporate existence of the Surviving Company shall cease. FSIC shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

Article II

MERGER CONSIDERATION

2.1           Delivery of Evidence of FSIC Common Stock. As soon as reasonably practicable after the Effective Time, FSIC shall deposit with its transfer agent evidence of book-entry shares representing FSIC Common Stock issuable as Merger Consideration pursuant to Section 1.5(c).

2.2           Fractional Shares. No fractional shares of FSIC Common Stock shall be issued upon the conversion of CCT Common Stock pursuant to Section 1.5(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of FSIC Common Stock. Each holder of shares of CCT Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FSIC Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of FSIC Common Stock multiplied by (ii) the volume-weighted average trading price of a share of FSIC Common Stock on the New York Stock Exchange (the “NYSE”) for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by FSIC that is reasonably acceptable to CCT). For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3           Paying and Exchange Agent. Prior to the Effective Time, FSIC shall appoint FSIC’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of FSIC and CCT. Following the Effective Time, FSIC shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4          Delivery of Merger Consideration.

(a)       Each holder of record of shares of CCT Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of FSIC Common Stock to be issued or paid in consideration therefor and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of FSIC Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b). The Exchange Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.

(b)       Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of CCT Common Stock at the Effective Time shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of FSIC Common Stock represented by such shares of CCT Common Stock and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of FSIC Common Stock represented by such shares of CCT Common Stock with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of FSIC Common Stock issuable with respect to such shares of CCT Common Stock.

2.5          No Further Ownership Rights. All Merger Consideration paid by FSIC in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to CCT Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of CCT shall be closed, and there shall be no further transfers on the stock transfer books of CCT of the shares of CCT Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6          Net Asset Value Calculation.

(a)       CCT shall deliver to FSIC a calculation of the net asset value of CCT as of a date mutually agreed between FSIC and CCT, such date to be no earlier than two Business Days prior to the Closing Date (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), used in preparing the calculation of the net asset value of CCT set forth on Section 2.6(a) of the CCT Disclosure Schedule (the “Closing CCT Net Asset Value”); provided that CCT shall update the calculation of the Closing CCT Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing CCT Net Asset Value prior to the Closing; provided further that the Board of Directors of CCT shall be required to approve, and the Joint Advisor shall certify in writing to FSIC, the calculation of the Closing CCT Net Asset Value.

(b)       FSIC shall deliver to CCT a calculation of the net asset value of FSIC as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), used in preparing the calculation of the net asset value of FSIC set forth on Section 2.6(a) of the FSIC Disclosure Schedule (the “Closing FSIC Net Asset Value”); provided that FSIC shall update the calculation of the Closing FSIC Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing FSIC Net Asset Value prior to the Closing; provided further that the Board of Directors of FSIC shall be required to approve, and the Joint Advisor shall certify in writing to CCT, the calculation of the Closing FSIC Net Asset Value.

(c)       In connection with preparing the calculations provided pursuant to this Section 2.6, each of CCT and FSIC will use the portfolio valuation methods approved by its respective Board of Directors for valuing the securities and other assets of CCT or FSIC, as applicable, as of June 30, 2018.

(d)       The Joint Advisor agrees to give each of FSIC and CCT and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individual remains employed by the Joint Advisor or its Affiliates.

2.7          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of CCT as of the first anniversary of the Effective Time may be paid to FSIC, upon FSIC’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of CCT who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of FSIC Common Stock shall thereafter look only to FSIC with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of FSIC, CCT, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of CCT Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8          Withholding Rights. FSIC or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of CCT Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

Article III

REPRESENTATIONS AND WARRANTIES OF CCT

Except with respect to matters that have been Previously Disclosed, CCT hereby represents and warrants to FSIC that:

3.1          Corporate Organization.

(a)       CCT is a corporation duly incorporated and validly existing under the laws of the State of Maryland and in good standing with the SDAT. CCT has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT. CCT has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)       True, complete and correct copies of the charter of CCT (the “CCT Charter”) and the Second Amended and Restated Bylaws of CCT (the “CCT Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by CCT.

(c)       Each Consolidated Subsidiary of CCT (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT.

3.2          Capitalization.

(a)          The authorized capital stock of CCT consists of 1,000,000,000 shares of CCT Common Stock, of which 124,129,276 were outstanding as of the close of business on July 19, 2018 (the “CCT Capitalization Date”). All of the issued and outstanding shares of CCT Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (and free of preemptive rights, with no personal liability with respect to CCT attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of CCT may vote (“Voting Debt”) is issued or outstanding. As of the CCT Capitalization Date, except pursuant to CCT’s distribution reinvestment plan and agreement with Wells Fargo Securities, LLC to purchase CCT Common Stock pursuant to CCT’s 10b5-1 plan, CCT does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of CCT Common Stock, Voting Debt or any other equity securities of CCT or any securities representing the right to purchase or otherwise receive any shares of CCT Common Stock, Voting Debt or other equity securities of CCT. There are no obligations of CCT or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of CCT, Voting Debt or any equity security of CCT or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other equity security of CCT or its Consolidated Subsidiaries or (ii) pursuant to which CCT or any of its Consolidated Subsidiaries is or could be required to register shares of CCT’s capital stock or other securities under the Securities Act. All of the CCT Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of CCT are owned by CCT, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of CCT has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

(c)          With respect to SCJV:

(i)        to CCT’s knowledge, SCJV is a limited liability company duly organized and validly existing under the laws of the State of Delaware;

(ii)       all of the issued and outstanding equity ownership interests of SCJV owned by CCT are owned free and clear of any Liens;

(iii)      CCT is in compliance with all applicable Laws with respect to its ownership interest in SCJV, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT; and

(iv)      there are no Proceedings pending or, to CCT’s knowledge, threatened against CCT with respect to its ownership interest in SCJV.

3.3          Authority; No Violation.

(a)       CCT has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Board of Directors of CCT, including all of the Independent Directors of CCT. The Board of Directors of CCT, including all of the Independent Directors of CCT, has unanimously (other than Todd Builione, who recused himself) determined that this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of CCT, determined that the interests of CCT’s existing stockholders will not be diluted as a result of the Transactions, has approved the CCT Matters and has directed that the CCT Matters be submitted to CCT’s stockholders for approval at a duly held meeting of such stockholders (the “CCT Stockholders Meeting”) and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote of a majority of the votes entitled to be cast on the matter by the holders of outstanding shares of CCT Common Stock to approve the CCT Matters at a duly held meeting of such stockholders (the “CCT Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by CCT and (assuming due authorization, execution and delivery by FSIC and Merger Sub) constitutes the valid and binding obligation of CCT, enforceable against CCT in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)       Neither the execution and delivery of this Agreement by CCT, nor the consummation by CCT of the Transactions, nor performance of this Agreement by CCT, will (i) violate any provision of the CCT Charter or the CCT Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to CCT, any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of CCT or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which CCT or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. Section 3.3(b) of the CCT Disclosure Schedule sets forth, to CCT’s knowledge, any material consent fees payable to a third party in connection with the Merger.

3.4          Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by CCT of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the CCT Stockholders Meeting and the FSIC Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of FSIC Common Stock pursuant to this Agreement and approval of listing of such FSIC Common Stock on the NYSE, (v) the reporting of this Agreement on a Current Report on Form 8-K and (vi) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CCT.

3.5          Reports.

(a)       CCT has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2015 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “CCT SEC Reports”). No CCT SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all CCT SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of CCT is required to make any filing with the SEC.

(b)       Neither CCT nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to CCT’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of FSIC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has CCT or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of CCT, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)       CCT has made available to FSIC all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of CCT (i) there are no unresolved comments from the SEC with respect to the CCT SEC Reports or any SEC examination of CCT and (ii) none of the CCT SEC Reports is subject to any ongoing review by the SEC.

3.6          CCT Financial Statements.

(a)       The financial statements, including the related consolidated schedules of investments, of CCT and its Consolidated Subsidiaries included (or incorporated by reference) in the CCT SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CCT and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP has not resigned, threatened resignation or been dismissed as CCT’s independent public accountant as a result of or in connection with any disagreements with CCT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)       Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of CCT as of December 31, 2017 included in the audited financial statements set forth in CCT’s annual report on Form 10-K for the year ended December 31, 2017 (the “CCT Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of CCT as of March 31, 2018 included in the unaudited financial statements set forth in CCT’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018 (the “CCT Quarterly Balance Sheet”), (C) liabilities incurred in the ordinary course of business since December 31, 2017, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the CCT SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT, neither CCT nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the CCT Balance Sheet or the CCT Quarterly Balance Sheet in accordance with GAAP.

(c)       Neither CCT nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of CCT and its Consolidated Subsidiaries in the CCT SEC Reports.

(d)          Since the Applicable Date, (i) neither CCT nor any of its Consolidated Subsidiaries nor, to the knowledge of CCT, any director, officer, auditor, accountant or representative of CCT or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CCT or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that CCT or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing CCT or any of its Consolidated Subsidiaries, whether or not employed by CCT or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by CCT or any of its directors, officers or agents to the Board of Directors of CCT or any committee thereof or to any director or officer of CCT.

(e)          Neither CCT nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of CCT or its Consolidated Subsidiaries or off-balance sheet arrangement with respect to CCT (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)           To CCT’s knowledge, since the Applicable Date, Deloitte & Touche LLP, which has expressed its opinion with respect to the financial statements of CCT and its Consolidated Subsidiaries included in the CCT SEC Reports (including the related notes), has been (i) “independent” with respect to CCT and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)          The principal executive officer and principal financial officer of CCT have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and CCT is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)          CCT has in all material respects:

(i)       designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by CCT in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to CCT’s management as appropriate to allow timely decisions regarding required disclosure and to allow CCT’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)       designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) CCT’s management, with the participation of CCT’s principal executive and financial officers, has completed an assessment of the effectiveness of CCT’s internal controls over financial reporting for the fiscal year ended December 31, 2017 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that CCT maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, using the framework specified in CCT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(iii)       (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Board of Directors of CCT (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of CCT’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for CCT’s auditors any material weaknesses in internal controls; and

(iv)       provided to FSIC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the Board of Directors of CCT that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to FSIC true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)           The fair market value of CCT’s investments as of June 30, 2018 (i) will be determined in accordance with FASB Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) will reflect a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the Board of Directors of CCT.

(j)           To CCT’s knowledge, there are no fraud or suspected fraud affecting CCT involving management of CCT or employees of the Joint Advisor who have significant roles in CCT’s internal control over financial reporting, when such fraud could have a material effect on CCT’s consolidated financial statements.

3.7          Broker’s Fees. Neither CCT nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette & Woods, Inc. pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to FSIC.

3.8          Absence of Changes or Events. Since December 31, 2017, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of CCT and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT and (iii) there has not been any action that, if it had been taken after the date hereof, would have required the consent of FSIC under Section 6.1 or 6.2.

3.9          Compliance with Applicable Law; Permits.

(a)          CCT and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT. CCT has not received any written or, to CCT’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. CCT has operated in compliance with all listing standards of the NYSE since CCT Common Stock began trading on the NYSE on November 14, 2017 other than as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. CCT is not subject to any “stop order” and is, and was, fully qualified to sell shares of CCT Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT.

(b)          CCT is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT.

(c)           CCT has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for CCT, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to CCT’s Board of Directors and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole.

(d)           CCT and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit CCT and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. CCT has not received any written or, to CCT’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole.

(e)           No “affiliated person” (as defined under the Investment Company Act) of CCT has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of CCT, threatened that would result in any such disqualification.

(f)            The minute books and other similar records of CCT contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of CCT, the Board of Directors of CCT and any committees of the Board of Directors of CCT.

3.10        State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.11        CCT Information. None of the information supplied or to be supplied by CCT for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of CCT or stockholders of FSIC or at the time of the CCT Stockholders Meeting or the FSIC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by CCT with respect to information supplied by FSIC, Merger Sub or the Joint Advisor for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.12        Taxes and Tax Returns.

(a)          CCT and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of CCT or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon CCT or any of its Consolidated Subsidiaries for which CCT does not have reserves that are adequate under GAAP. Neither CCT nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CCT and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither CCT nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither CCT nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by CCT or any of its Consolidated Subsidiaries. Neither CCT nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Within the past seven years, if CCT or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)          CCT made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). CCT has qualified as a RIC at all times since 2011 and expects to continue to so qualify through the Effective Time. No challenge to CCT’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of CCT ending on or before the Effective Time, CCT has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by CCT after the date of this Agreement has been timely paid).

(c)          CCT and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(d)          CCT is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)          CCT has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(f)           Section 3.12(f) of the CCT Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 3.12(f) of the CCT Disclosure Schedule, CCT is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(g)          No claim has been made in writing by a taxing authority in a jurisdiction where CCT or any of its Consolidated Subsidiaries does not file Tax Returns that CCT or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(h)          Neither CCT nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(i)           Neither CCT nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(j)           Neither CCT nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than CCT and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(k)          Neither CCT nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is CCT or any of its Consolidated Subsidiaries).

(l)           There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CCT or any of its Consolidated Subsidiaries.

3.13        Litigation. There are no material Proceedings pending or, to CCT’s knowledge, threatened against CCT or any of its Consolidated Subsidiaries. There is no Order binding upon CCT or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole.

3.14        Employee Matters. Neither CCT nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.15        Certain Contracts.

(a)          CCT has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to FSIC of, all Contracts (collectively, the “CCT Material Contracts”) to which, as of the date hereof, CCT or any of its Consolidated Subsidiaries is a party, or by which CCT or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of CCT, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)        any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to CCT or its financial condition or results of operations;

(ii)       any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of CCT or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by CCT or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)      any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of CCT or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole);

(iv)      except with respect to investments set forth in the CCT SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to CCT and its Consolidated Subsidiaries, taken as a whole;

(v)       any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of CCT and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that CCT and its Consolidated Subsidiaries conducts or may conduct;

(vi)      any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the CCT SEC Reports;

(vii)     any Contract that obligates CCT or any of its Consolidated Subsidiaries to conduct any business that is material to CCT and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate FSIC, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii)    any Contract with a Governmental Entity.

(b)           Each CCT Material Contract is (x) valid and binding on CCT or its applicable Consolidated Subsidiary and, to CCT’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. The investment advisory agreement between CCT and the Joint Advisor has been approved by the Board of Directors and stockholders of CCT in accordance with Section 15 of the Investment Company Act. Neither CCT nor any of its Consolidated Subsidiaries nor, to CCT’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any CCT Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT. No CCT Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to CCT or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any CCT Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole.

3.16         Insurance Coverage. All material insurance policies maintained by CCT or any of its Consolidated Subsidiaries and that name CCT or any of its Consolidated Subsidiaries as an insured (each, an “CCT Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each CCT Insurance Policy have been paid. Neither CCT nor any of its Consolidated Subsidiaries has received written notice of cancellation of any CCT Insurance Policy.

3.17         Intellectual Property. CCT and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of CCT and its Consolidated Subsidiaries taken as a whole (hereinafter, “CCT Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. No claims are pending for which CCT has received written notice or, to the knowledge of CCT, threatened (i) that CCT or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any CCT Intellectual Property Right is invalid or unenforceable. To the knowledge of CCT, no Person is infringing, misappropriating or using without authorization the rights of CCT or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole.

3.18         Environmental Matters. There are no material Proceedings of any kind, pending or, to the knowledge of CCT, threatened, against CCT or any of its Consolidated Subsidiaries, arising under any Environmental Law. There are no Orders by or with any Governmental Entity, imposing any material liability or obligation on CCT or any of its Consolidated Subsidiaries under or in respect of any Environmental Law. There are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by CCT or any of its Consolidated Subsidiaries during the period of CCT’s or its Consolidated Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to CCT. None of CCT nor any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by CCT or any of its Consolidated Subsidiaries.

3.19         Real Property. Neither CCT nor any of its Consolidated Subsidiaries owns any real property. Section 3.19 of the CCT Disclosure Schedule sets forth a complete and accurate list of all real property leased by CCT or any of its Consolidated Subsidiaries (the “Leased Real Property”). Neither CCT nor any of its Consolidated Subsidiaries has received written notice of any pending or contemplated condemnation, expropriation or other Proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, except for such Proceedings as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole. Neither CCT nor any of its Consolidated Subsidiaries has received any written notice that the current use and occupancy of the Leased Real Property violates in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Leased Real Property, as applicable, other than such violations as would not, individually or in the aggregate, reasonably be expected to be material to CCT and its Consolidated Subsidiaries, taken as a whole.

3.20         Investment Assets. Each of CCT and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of CCT or its Consolidated Subsidiaries set forth in Section 3.20 of the CCT Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of the date of this Agreement, the value of investments owned by CCT that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of CCT’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.21         Appraisal Rights. In accordance with Section 3-202(c) of the MGCL and pursuant to the CCT Charter, no appraisal rights shall be available to holders of CCT Common Stock in connection with the Transactions.

3.22         Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by CCT that is used in connection with the computations made by CCT pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the Board of Directors of CCT as of June 30, 2018 and set forth in CCT’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by CCT other than investment assets that are used in connection with the computations made by CCT pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the Board of Directors of CCT as of June 30, 2018. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the Board of Directors of CCT for purposes of such computations were or will be determined by such Board of Directors in good faith in accordance with the valuation methods set forth in CCT’s valuation policies and procedures adopted by its Board of Directors as of June 30, 2018.

Article IV

REPRESENTATIONS AND WARRANTIES OF FSIC

Except with respect to matters that have been Previously Disclosed, FSIC hereby represents and warrants to CCT that:

4.1          Corporate Organization.

(a)          Each of FSIC and Merger Sub is a corporation duly incorporated and validly existing under the laws of the State of Maryland and in good standing with the SDAT. Each of FSIC and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC. FSIC has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b)          True, complete and correct copies of the charter of FSIC (the “FSIC Charter”) and the Second Amended and Restated Bylaws of FSIC (the “FSIC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by FSIC.

(c)          Each Consolidated Subsidiary of FSIC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC.

4.2          Capitalization.

(a)          The authorized capital stock of FSIC consists of (i) 450,000,000 shares of FSIC Common Stock, of which 239,663,236 were outstanding as of the close of business on July 19, 2018 (the “FSIC Capitalization Date”) and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share, of which none were outstanding as of the FSIC Capitalization Date. All of the issued and outstanding shares of FSIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to FSIC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of FSIC may vote (“FSIC Voting Debt”) is issued or outstanding. As of the FSIC Capitalization Date, except pursuant to FSIC’s distribution reinvestment plan and agreement with J.P. Morgan Securities LLC to purchase FSIC Common Stock pursuant to FSIC’s 10b5-1 plan, FSIC does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of FSIC Common Stock, FSIC Voting Debt or any other equity securities of FSIC or any securities representing the right to purchase or otherwise receive any shares of FSIC Common Stock, FSIC Voting Debt or other equity securities of FSIC. There are no obligations of FSIC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of FSIC, FSIC Voting Debt or any equity security of FSIC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, FSIC Voting Debt or any other equity security of FSIC or its Consolidated Subsidiaries or (ii) pursuant to which FSIC or any of its Consolidated Subsidiaries is or could be required to register shares of FSIC capital stock or other securities under the Securities Act. All of FSIC Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act, and, if applicable state “blue sky” Laws.

(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of FSIC are owned by FSIC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of FSIC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3          Authority; No Violation.

(a)          Each of FSIC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Boards of Directors of each of FSIC, including all of the Independent Directors of FSIC, and Merger Sub. The Board of Directors of FSIC, including all of the Independent Directors of FSIC, has unanimously determined that this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of FSIC, determined that the interests of FSIC’s existing stockholders will not be diluted as a result of the Transactions, has approved the FSIC Matters and has directed that the FSIC Matters be submitted to FSIC’s stockholders for approval at a duly held meeting of such stockholders (the “FSIC Stockholders Meeting”) and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote of a majority of the votes cast on the FSIC Matters at a duly held meeting of such stockholders (the “FSIC Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by FSIC and Merger Sub and (assuming due authorization, execution and delivery by CCT) constitutes the valid and binding obligation of each of FSIC and Merger Sub, enforceable against each of FSIC and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)          Neither the execution and delivery of this Agreement by FSIC or Merger Sub, nor the consummation by FSIC or Merger Sub of the Transactions, nor performance of this Agreement by FSIC or Merger Sub, will (i) violate any provision of the FSIC Charter, FSIC Bylaws or the bylaws or charter of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to FSIC or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of FSIC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which FSIC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. Section 4.3(b) of the FSIC Disclosure Schedule sets forth, to FSIC’s knowledge, any material consent fees payable to a third party in connection with the Merger.

4.4         Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by FSIC or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, (iii) any notices or filings under the HSR Act, (iv) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of FSIC Common Stock pursuant to this Agreement and approval of listing of such FSIC Common Stock on the NYSE, (v) the reporting of this Agreement on a Current Report on Form 8-K and (vi) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

4.5          Reports.

(a)           FSIC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “FSIC SEC Reports”). No FSIC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all FSIC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of FSIC is required to make any filing with the SEC.

(b)           Neither FSIC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to FSIC’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of FSIC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has FSIC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of FSIC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)           FSIC has made available to CCT all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of FSIC, (i) there are no unresolved comments from the SEC with respect to the FSIC SEC Reports or any SEC examination of FSIC and (ii) none of the FSIC SEC Reports is subject to any ongoing review by the SEC.

4.6          FSIC Financial Statements.

(a)           The financial statements, including the related consolidated schedules of investments, of FSIC and its Consolidated Subsidiaries included (or incorporated by reference) in the FSIC SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of FSIC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. RSM US LLP has not resigned, threatened resignation or been dismissed as FSIC’s independent public accountant as a result of or in connection with any disagreements with FSIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of FSIC as of December 31, 2017 included in the audited financial statements set forth in FSIC’s annual report on Form 10-K for the year ended December 31, 2017 (the “FSIC Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of FSIC as of March 31, 2018 included in the unaudited financial statements set forth in FSIC’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018 (the “FSIC Quarterly Balance Sheet”), (C) liabilities incurred in the ordinary course of business since December 31, 2017, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the FSIC SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC, neither FSIC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the FSIC Balance Sheet or the FSIC Quarterly Balance Sheet in accordance with GAAP.

(c)           Neither FSIC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of FSIC and its Consolidated Subsidiaries in the FSIC SEC Reports.

(d)           Since the Applicable Date, (i) neither FSIC nor any of its Consolidated Subsidiaries nor, to the knowledge of FSIC, any director, officer, auditor, accountant or representative of FSIC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FSIC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that FSIC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing FSIC or any of its Consolidated Subsidiaries, whether or not employed by FSIC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by FSIC or any of its officers, directors or agents to the Board of Directors of FSIC or any committee thereof or to any director or officer of FSIC.

(e)           Neither FSIC nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of FSIC or its Consolidated Subsidiaries or off-balance sheet arrangement with respect to FSIC (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)           To FSIC’s knowledge, since the Applicable Date, RSM US LLP, which has expressed its opinion with respect to the financial statements of FSIC and its Consolidated Subsidiaries included in the FSIC SEC Reports (including the related notes), has been (i) “independent” with respect to FSIC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)          The principal executive officer and principal financial officer of FSIC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and FSIC is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)          FSIC has in all material respects:

(i)          designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by FSIC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to FSIC’s management as appropriate to allow timely decisions regarding required disclosure and to allow FSIC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)         designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) FSIC’s management, with the participation of FSIC’s principal executive and financial officers, has completed an assessment of the effectiveness of FSIC’s internal controls over financial reporting for the fiscal year ended December 31, 2017 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that FSIC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, using the framework specified in FSIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(iii)        (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Board of Directors of FSIC (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of FSIC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for FSIC’s auditors any material weaknesses in internal controls; and

(iv)        provided to CCT true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the Board of Directors of FSIC that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to CCT true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)           The fair market value of FSIC’s investments as of June 30, 2018 (i) will be determined in accordance with FASB Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) will reflect a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the Board of Directors of FSIC.

(j)           To FSIC’s knowledge, there are no fraud or suspected fraud affecting FSIC involving management of FSIC or employees of the Joint Advisor who have significant roles in FSIC’s internal control over financial reporting, when such fraud could have a material effect on FSIC’s consolidated financial statements.

4.7          Broker’s Fees.   Neither FSIC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to J.P. Morgan Securities LLC pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to CCT.

4.8          Absence of Changes or Events.   Since December 31, 2017, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of FSIC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC and (iii) there has not been any action that, if it had been taken after the date hereof, would have required the consent of CCT under Section 6.1 or 6.3.

4.9          Compliance with Applicable Law; Permits.

(a)            FSIC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC. FSIC has not received any written or, to FSIC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. FSIC has operated in compliance with all listing standards of the NYSE since FSIC Common Stock began trading on the NYSE on April 16, 2014 other than as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. FSIC is not subject to any “stop order” and is, and was, fully qualified to sell shares of FSIC Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC.

(b)           FSIC is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC.

(c)            FSIC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for FSIC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to FSIC’s Board of Directors and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

(d)           FSIC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit FSIC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. FSIC has not received any written or, to FSIC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

(e)           No “affiliated person” (as defined under the Investment Company Act) of FSIC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of FSIC, threatened that would result in any such disqualification.

(f)            The minute books and other similar records of FSIC contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of FSIC, the Board of Directors of FSIC and any committees of the Board of Directors of FSIC.

4.10        FSIC Information.     None of the information supplied or to be supplied by FSIC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of CCT or stockholders of FSIC or at the time of the CCT Stockholders Meeting or the FSIC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by FSIC with respect to information supplied by CCT or the Joint Advisor for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11        Taxes and Tax Returns.

(a)            FSIC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of FSIC or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon FSIC or any of its Consolidated Subsidiaries for which FSIC does not have reserves that are adequate under GAAP. Neither FSIC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FSIC and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither FSIC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither FSIC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by FSIC or any of its Consolidated Subsidiaries. Neither FSIC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Within the past seven years, if FSIC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)           FSIC made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. FSIC has qualified as a RIC at all times since 2009 and expects to continue to so qualify through the Effective Time. No challenge to FSIC’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of the FSIC ending on or before the Effective Time, FSIC has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c)            Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d)           FSIC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e)            FSIC is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            FSIC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g)           Section 4.11(g) of the FSIC Disclosure Schedule lists each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than such assets listed in Section 4.11(g) of the FSIC Disclosure Schedule, FSIC is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h)           No claim has been made in writing by a taxing authority in a jurisdiction where FSIC or any of its Consolidated Subsidiaries does not file Tax Returns that FSIC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i)             Neither the FSIC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j)            Neither FSIC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k)            Neither FSIC nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than FSIC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l)             Neither FSIC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is FSIC or any of its Consolidated Subsidiaries).

(m)           There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FSIC or any of its Consolidated Subsidiaries.

4.12        Litigation.   There are no material Proceedings pending or, to FSIC’s knowledge, threatened against FSIC or any of its Consolidated Subsidiaries. There is no Order binding upon FSIC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

4.13        Employee Matters.   Neither FSIC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14        Certain Contracts.

(a)           FSIC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to CCT of, all Contracts (collectively, the “FSIC Material Contracts”) to which, as of the date hereof, FSIC or any of its Consolidated Subsidiaries is a party, or by which FSIC or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of FSIC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)          any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to FSIC or its financial condition or results of operations;

(ii)         any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of FSIC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by FSIC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)        any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of FSIC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole);

(iv)        except with respect to investments set forth in the FSIC SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to FSIC and its Consolidated Subsidiaries, taken as a whole;

(v)         any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of FSIC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that FSIC and its Consolidated Subsidiaries conducts or may conduct;

(vi)        any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the FSIC SEC Reports;

(vii)       any Contract that obligates FSIC or any of its Consolidated Subsidiaries to conduct any business that is material to FSIC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii)      any Contract with a Governmental Entity.

(b)          Each FSIC Material Contract is (x) valid and binding on FSIC or its applicable Consolidated Subsidiary and, to FSIC’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. The investment advisory agreement between FSIC and the Joint Advisor has been approved by the Board of Directors and stockholders of FSIC in accordance with Section 15 of the Investment Company Act. Neither FSIC nor any of its Consolidated Subsidiaries nor, to FSIC’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any FSIC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC. No FSIC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to FSIC or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any FSIC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

4.15        Insurance Coverage.  All material insurance policies maintained by FSIC or any of its Consolidated Subsidiaries and that name FSIC or any of its Consolidated Subsidiaries as an insured (each, a “FSIC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each FSIC Insurance Policy have been paid. Neither FSIC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any FSIC Insurance Policy.

4.16        Intellectual Property.  FSIC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of FSIC and its Consolidated Subsidiaries taken as a whole (hereinafter, “FSIC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. No claims are pending for which FSIC has received written notice or, to the knowledge of FSIC, threatened (i) that FSIC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any FSIC Intellectual Property Right is invalid or unenforceable. To the knowledge of FSIC, no Person is infringing, misappropriating or using without authorization the rights of FSIC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

4.17         Environmental Matters.  There are no material Proceedings of any kind, pending or, to the knowledge of FSIC, threatened, against FSIC or any of its Consolidated Subsidiaries, arising under any Environmental Law. There are no Orders by or with any Governmental Entity, imposing any material liability or obligation on FSIC or any of its Consolidated Subsidiaries under or in respect of any Environmental Law. There are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by FSIC or any of its Consolidated Subsidiaries during the period of FSIC’s or its Consolidated Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSIC. None of FSIC nor any of its Consolidated Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by FSIC or any of its Consolidated Subsidiaries.

4.18         Real Property.   Neither FSIC nor any of its Consolidated Subsidiaries owns any real property. Section 4.18 of the FSIC Disclosure Schedule sets forth a complete and accurate list of all real property leased by FSIC or any of its Consolidated Subsidiaries (the “FSIC Leased Real Property”). Neither FSIC nor any of its Consolidated Subsidiaries has received written notice of any pending or contemplated condemnation, expropriation or other Proceeding in eminent domain affecting the FSIC Leased Real Property or any portion thereof or interest therein, except for such Proceedings as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole. Neither FSIC nor any of its Consolidated Subsidiaries has received any written notice that the current use and occupancy of the FSIC Leased Real Property violates in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the FSIC Leased Real Property, as applicable, other than such violations as would not, individually or in the aggregate, reasonably be expected to be material to FSIC and its Consolidated Subsidiaries, taken as a whole.

4.19         Investment Assets. Each of FSIC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of FSIC or its Consolidated Subsidiaries set forth in Section 4.19 of the FSIC Disclosure Schedule and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of the date of this Agreement, the value of investments owned by FSIC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of FSIC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.20         State Takeover Laws.  No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.21        Valuation.   Except as may be mutually agreed by the parties, the value of each investment asset owned by FSIC that is used in connection with the computations made by FSIC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the Board of Directors of FSIC as of June 30, 2018 and set forth in FSIC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by FSIC other than investment assets that are used in connection with the computations made by FSIC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the Board of Directors of FSIC as of June 30, 2018. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the Board of Directors of FSIC for purposes of such computations were or will be determined by such Board of Directors in good faith in accordance with the valuation methods set forth in FSIC’s valuation policies and procedures adopted by its Board of Directors as of June 30, 2018.

Article V
REPRESENTATIONS AND WARRANTIES OF THE JOINT ADVISOR

Except with respect to matters set forth in the Joint Advisor Disclosure Schedule, the Joint Advisor hereby represents and warrants to CCT and FSIC that:

5.1          Corporate Organization.   The Joint Advisor is a limited liability company organized and validly existing under the laws of the State of Delaware and in good standing with the Secretary of State of the State of Delaware. The Joint Advisor has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Joint Advisor.

5.2          Authority; No Violation.

(a)            The Joint Advisor has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the board of managers of the Joint Advisor. This Agreement has been duly and validly executed and delivered by the Joint Advisor and (assuming due authorization, execution and delivery by CCT, FSIC and Merger Sub) constitutes the valid and binding obligation of the Joint Advisor, enforceable against the Joint Advisor in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)           Neither the execution and delivery of this Agreement by the Joint Advisor, nor the consummation of the Transactions, nor performance of this Agreement by the Joint Advisor, will (i) violate any provision of the certificate of formation of the Joint Advisor or the limited liability company agreement of the Joint Advisor or (ii) (A) violate any Law or Order applicable to the Joint Advisor or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Joint Advisor under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Joint Advisor is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Joint Advisor.

(c)            No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by the Joint Advisor, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to the Joint Advisor.

5.3          Compliance with Applicable Law; Permits.

(a)           The Joint Advisor is, and at all times required by the Investment Advisers Act since April 9, 2018 has been, duly registered as an investment adviser under the Investment Advisers Act. The Joint Advisor is, and at all times required by applicable Law (other than the Investment Advisers Act) since April 9, 2018 has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not, have a Material Adverse Effect.

(b)           The Joint Advisor is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Joint Advisor. The Joint Advisor has not received any written or, to the Joint Advisor’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Joint Advisor.

(c)            The Joint Advisor holds and is in compliance with all Permits required in order to permit the Joint Advisor to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Joint Advisor. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Joint Advisor. The Joint Advisor has not received any written or, to the Joint Advisor’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Joint Advisor.

(d)           The Joint Advisor has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to CCT and FSIC) and, during the period prior to the date of this Agreement that the Joint Advisor has been the investment adviser to FSIC or CCT, the Joint Advisor has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to FSIC and its Consolidated Subsidiaries, taken as a whole, or CCT and its Consolidated Subsidiaries, taken as a whole.

(e)            During the period prior to the date of this Agreement that it has been the investment adviser to FSIC or CCT, there has been no material adverse change in the operations, affairs or regulatory status of the Joint Advisor.

5.4          Litigation.   There are no Proceedings pending or, to the Joint Advisor’s knowledge, threatened against the Joint Advisor. There is no Order binding upon the Joint Advisor other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to Joint Advisor.

5.5          Valuation.   Except as may be mutually agreed by the parties, the value of each investment asset owned by CCT that is used in connection with the computations made by the Joint Advisor on behalf of CCT pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the Board of Directors of CCT as of June 30, 2018 and set forth in CCT’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by CCT other than investment assets that are used in connection with the computations made by the Joint Advisor on behalf of CCT pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the Board of Directors of CCT as of June 30, 2018. Except as may be mutually agreed by the parties, the value of each investment asset owned by FSIC that is used in connection with the computations made by the Joint Advisor on behalf of FSIC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the Board of Directors of FSIC as of June 30, 2018 and set forth in FSIC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by FSIC other than investment assets that are used in connection with the computations made by the Joint Advisor on behalf of FSIC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the Board of Directors of FSIC as of June 30, 2018. The Closing CCT Net Asset Value presented by the Joint Advisor to the Board of Directors of CCT will reflect the Joint Advisor’s assessment of the fair value of any portfolio securities of CCT for which market quotations are not readily available. The Closing FSIC Net Asset Value presented by the Joint Advisor to the Board of Directors of FSIC will reflect the Joint Advisor’s assessment of the fair value of any portfolio securities of FSIC for which market quotations are not readily available. No systematic differences exist with respect to the underlying methodologies and conventions used by CCT, FSIC and the third-party valuation agents to value the assets of CCT and FSIC, respectively.

5.6           Joint Advisor Information. None of the information supplied or to be supplied by the Joint Advisor for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of CCT or stockholders of FSIC or at the time of the CCT Stockholders Meeting or the FSIC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Joint Advisor with respect to information supplied by CCT, FSIC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7           Best Interests and No Dilution. The Joint Advisor believes that (i) participation in the Merger is in the best interests of each of CCT and FSIC and (ii) the interests of existing stockholders of CCT and FSIC will not be diluted as a result of the Merger.

5.8           Financial Resources. The Joint Advisor has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9           CCT and FSIC Forbearances. The forbearances set forth in Sections 6.2 and 6.3 are not overtly onerous on the conduct of each of CCT’s and FSIC’s business, respectively, in the ordinary course of business consistent with past practice and each of CCT’s and FSIC’s investment objectives and policies as publicly disclosed, respectively.

5.10         CCT and FSIC Representations and Warranties. To the knowledge of the Joint Advisor, as of the date hereof, the representations and warranties made by CCT in Article III and the representations and warranties made by FSIC in Article IV are true and correct in all material respects.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1          Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of FSIC and CCT shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and each of CCT’s and FSIC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2          CCT Forbearances.   During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as set forth in CCT Disclosure Schedule, CCT shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of FSIC (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a)            Other than pursuant to CCT’s distribution reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any CCT Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)           (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and CCT’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for CCT to maintain its qualification as a RIC, as reasonably determined by CCT, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of CCT to CCT or another direct or indirect wholly owned Consolidated Subsidiary of CCT or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)            Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice and CCT’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Indebtedness of CCT or any of its Consolidated Subsidiaries outstanding as of the date of this Agreement pursuant to the terms of such Indebtedness as in effect as of the date hereof.

(d)           Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with past practice and CCT’s investment objectives and policies as publicly disclosed.

(e)            Amend the CCT Charter, the CCT Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f)            Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g)           Hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan.

(h)           Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, on or before the Closing Date, CCT shall declare a Tax Dividend or Tax Dividends which, together with all previous such Tax Dividends, shall also have the effect of distributing to CCT’s stockholders any prior year shortfall as determined under Section 4982(b)(2) of the Code, plus the excess, if any, of its interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code, and all of its net capital gains realized (after reduction for any capital loss carry forward), if any, in all taxable periods or years ending on or before the Closing Date.

(i)             Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for draw-downs with respect to financing arrangements existing as of the date of this Agreement that are identified on Section 6.2(i) of the CCT Disclosure Schedule and obligations to fund commitments to portfolio companies entered into the ordinary course of business.

(j)            Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(k)            File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and CCT’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(l)             Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause CCT to fail to qualify or not be subject to tax as a RIC.

(m)          Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which CCT or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in CCT’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(n)           Enter into any Contract that would otherwise constitute a CCT Material Contract had it been entered into prior to the date of this Agreement.

(o)           Other than in the ordinary course of business consistent with past practice and CCT’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any CCT Material Contract.

(p)           Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and CCT’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, FSIC, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(q)           (i) Pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of CCT or its Consolidated Subsidiaries as in effect as of the date of this Agreement or (ii) cancel any material indebtedness.

(r)            Except as otherwise expressly contemplated by this Agreement, merge or consolidate CCT or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of CCT or any of its Consolidated Subsidiaries.

(s)            Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors authorizing, any of the actions prohibited by this Section 6.2.

6.3          FSIC Forbearances.   During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as set forth in the FSIC Disclosure Schedule, FSIC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of CCT (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a)            Other than pursuant to FSIC’s distribution reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any FSIC Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)           (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and FSIC’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for FSIC to maintain its qualification as a RIC, as reasonably determined by FSIC or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of FSIC to FSIC or another direct or indirect wholly owned Consolidated Subsidiary of FSIC; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)            Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice and FSIC’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Indebtedness of FSIC or any of its Consolidated Subsidiaries outstanding as of the date of this Agreement pursuant to the terms of such Indebtedness as in effect as of the date hereof.

(d)           Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with past practice and FSIC’s investment objectives and policies as publicly disclosed.

(e)            Amend the FSIC Charter, the FSIC Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries (other than to increase the number of shares of authorized FSIC Common Stock).

(f)            Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g)           Hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan.

(h)           Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)             Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for draw-downs with respect to financing arrangements existing as of the date of this Agreement that are identified on Section 6.3(i) of the FSIC Disclosure Schedule and obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j)             Make or agree to make any new capital expenditure except for obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(k)            File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and FSIC’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(l)             Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause FSIC to fail to qualify or not be subject to tax as a RIC.

(m)           Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which FSIC or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in FSIC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(n)           Enter into any Contract that would otherwise constitute a FSIC Material Contract had it been entered into prior to the date of this Agreement.

(o)           Other than in the ordinary course of business consistent with past practice and FSIC’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any FSIC Material Contract.

(p)           Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and FSIC’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(q)           (i) Pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of FSIC or its Consolidated Subsidiaries as in effect as of the date of this Agreement or (ii) cancel any material indebtedness.

(r)            Except as otherwise expressly contemplated by this Agreement, merge or consolidate FSIC or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of FSIC or any of its Consolidated Subsidiaries.

(s)           Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors authorizing, any of the actions prohibited by this Section 6.3.

Article VII

ADDITIONAL AGREEMENTS

7.1          Further Assurances.

(a)            Subject to the right of CCT to take any action that constitutes a CCT Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of FSIC to take any action that constitutes a FSIC Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Merger) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of FSIC and CCT shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, CCT and FSIC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to CCT or FSIC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. FSIC, on the one hand, and CCT, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b)           Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either FSIC and its Consolidated Subsidiaries or CCT and its Consolidated Subsidiaries to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Merger, other than any consent fees set forth in Section 3.3(b) of the CCT Disclosure Schedule and Section 4.3(b) of the FSIC Disclosure Schedule.

7.2          Regulatory Matters.

(a)            FSIC and CCT shall as promptly as practicable, but in no case later than five (5) Business Days after the date of this Agreement, jointly prepare and file with the SEC the Registration Statement. Each of FSIC and CCT shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. CCT and FSIC shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed or delivered to their respective stockholders upon such effectiveness. FSIC shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, if any, and CCT shall use reasonable best efforts to furnish all information concerning CCT and the holders of CCT Common Stock as may be reasonably requested by FSIC in connection with any such action.

(b)           Each of FSIC and CCT shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of FSIC, CCT or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Mergers and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c)            Subject to applicable Law, each of FSIC and CCT shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3          Stockholder Approval.

(a)            As of the date of this Agreement, the Board of Directors of CCT has adopted resolutions approving the CCT Matters, including the Merger, on the terms and conditions set forth in this Agreement, declaring the Merger advisable, and directing that the CCT Matters, including the Merger, be submitted to CCT’s stockholders for their consideration, with the recommendation that the CCT stockholders approve the same. Notwithstanding anything to the contrary in Section 7.7, CCT shall submit to its stockholders the CCT Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, CCT shall take, in accordance with applicable Law and the CCT Charter and the CCT Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the CCT Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the CCT Matters including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the CCT Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of FSIC (which prior written approval shall not be unreasonably delayed, conditioned or withheld). CCT shall use reasonable best efforts to obtain from CCT’s stockholders the vote required to approve the CCT Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.7, by providing to CCT’s stockholders the CCT Board of Directors’ recommendation of the CCT Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of FSIC, postponing or adjourning the CCT Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that CCT shall not postpone or adjourn the CCT Stockholders Meeting for any other reason without the prior written consent of FSIC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, CCT’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the CCT Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to CCT, its Representatives or its stockholders of any Takeover Proposal (including any CCT Superior Proposal), (ii) CCT effecting a Takeover Approval or delivering a Notice of a CCT Superior Proposal or (iii) a CCT Adverse Recommendation Change.

(b)           As of the date of this Agreement, FSIC has adopted resolutions approving the FSIC Matters on the terms and conditions set forth in this Agreement, and directing that the FSIC Matters be submitted to FSIC’s stockholders for their consideration, with the recommendation that the FSIC stockholders approve the same. Notwithstanding anything to the contrary in Section 7.8, FSIC shall submit to its stockholders the FSIC Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, FSIC shall take, in accordance with applicable Law and the FSIC Charter and the FSIC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the FSIC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the FSIC Matters including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the FSIC Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of CCT (which prior written approval shall not be unreasonably delayed, conditioned or withheld). FSIC shall use reasonable best efforts to obtain from FSIC’s stockholders the vote required to approve the FSIC Matters, on terms and conditions set forth in this Agreement, including, subject to Section 7.8, providing to FSIC’s stockholders the FSIC Board of Directors’ recommendation of the approval of the FSIC Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of CCT, postponing or adjourning the FSIC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that FSIC shall not postpone or adjourn the FSIC Stockholders Meeting for any other reason without the prior written consent of CCT (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, FSIC’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the FSIC Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to FSIC, its Representatives or its stockholders of any Takeover Proposal (including any FSIC Superior Proposal), (ii) FSIC effecting a Takeover Approval or delivering a Notice of a FSIC Superior Proposal or (iii) a FSIC Adverse Recommendation Change.

7.4          NYSE Listing.   FSIC shall use reasonable best efforts to cause the shares of FSIC Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

7.5          Indemnification; Directors’ and Officers’ Insurance.

(a)            Following the Effective Time, FSIC shall, to the fullest extent permitted under applicable Law and as set forth in the Indemnification Agreement, dated July 22, 2018, by and between CCT and each member of CCT’s Board of Directors, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of CCT or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) FSIC shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) FSIC and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b)           Prior to the Effective Time, CCT shall, and, if CCT is unable to, FSIC shall, cause the Surviving Company or its successor, effective as of the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of CCT’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, CCT’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (the “Current D&O Insurance”). If CCT and the Surviving Company or its successor for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Company or its successor shall, and FSIC shall cause the Surviving Company or its successor to, continue to maintain in effect for the Tail Period the Current D&O Insurance in place as of the date of this Agreement with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in the Current D&O Insurance, or the Surviving Company or its successor shall, and FSIC shall cause the Surviving Company or its successor to, purchase comparable insurance for the Tail Period; provided, that in no event shall the annual cost of such insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by CCT for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company or its successor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify FSIC in writing; provided, that the failure to so notify shall not affect the obligations of FSIC under Section 7.5(a) unless FSIC is materially prejudiced as a consequence.

(d)           If FSIC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, FSIC shall cause proper provision to be made so that the successors and assigns of FSIC shall assume the obligations set forth in this Section 7.5.

(e)            The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6          No Solicitation.

(a)            Each of CCT and FSIC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to CCT or FSIC, as applicable) of all confidential information previously furnished to any Person (other than CCT, FSIC or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of CCT and Section 7.8 in the case of FSIC, each of CCT and FSIC shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than FSIC, CCT or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than FSIC, CCT or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of CCT or FSIC.

(b)          Each of CCT and FSIC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by CCT or FSIC or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of CCT and FSIC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by CCT or FSIC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7          CCT Takeover Proposals.

(a)           If on or after the date of this Agreement and at any time prior to the CCT Stockholders Meeting: (i) CCT receives a bona fide unsolicited Takeover Proposal (under circumstances in which CCT has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the Board of Directors of CCT shall have determined in good faith, after consultation with its outside legal counsel, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of CCT under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a CCT Superior Proposal; and (iii) CCT gives FSIC at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and CCT’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), CCT may:

(i)          engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if CCT (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides FSIC a copy of all such information that has not previously been delivered to FSIC simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii)         after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the CCT Stockholders Meeting, the Board of Directors of CCT shall have determined, by a majority of its members, after consultation with its outside legal counsel that continued recommendation of the CCT Matters to CCT’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of CCT under applicable Law as a result of a CCT Superior Proposal, CCT may (A) withdraw or qualify (or modify or amend in a manner adverse to FSIC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to FSIC), the approval, adoption, recommendation or declaration of advisability by the Board of Directors of CCT of the CCT Matters, including the recommendation of the Board of Directors of CCT that the stockholders of CCT approve the Merger (the “CCT Recommendation”) and (B) take any action or make any statement, filing or release, in connection with the CCT Stockholders Meeting or otherwise, inconsistent with the CCT Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “CCT Adverse Recommendation Change”).

(b)          Upon any determination that a Takeover Proposal constitutes a CCT Superior Proposal, CCT shall promptly provide (and in any event within twenty-four (24) hours of such determination) to FSIC a written notice (a “Notice of a CCT Superior Proposal”) (i) advising FSIC that the Board of Directors of CCT has received a CCT Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such CCT Superior Proposal, including the amount per share or other consideration that the stockholders of CCT will receive in connection with the Superior Proposal and including a copy of all written materials provided to or by CCT in connection with such CCT Superior Proposal (unless previously provided to FSIC) and (iii) identifying the Person making such CCT Superior Proposal. CCT shall cooperate and negotiate in good faith with FSIC (to the extent FSIC desires to negotiate) during the five (5) calendar day period following FSIC’s receipt of the Notice of a CCT Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such CCT Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable CCT to determine that such CCT Superior Proposal is no longer a CCT Superior Proposal and proceed with a CCT Recommendation without a CCT Adverse Recommendation Change. If thereafter the Board of Directors of CCT determines, in its reasonable good faith judgment, by a majority of its members, after consultation with its outside legal counsel and after giving effect to any proposed adjustments to the terms of this Agreement that such CCT Superior Proposal remains a CCT Superior Proposal or the failure to make such CCT Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of CCT under applicable Law, and CCT has complied in all material respects with Section 7.7(a) above, CCT may terminate this Agreement pursuant to Section 9.1(c)(iv).

(c)            Other than as permitted by Section 7.7(a), neither CCT nor the Board of Directors of CCT shall make any CCT Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no CCT Adverse Recommendation Change shall change the approval of the CCT Matters or any other approval of the Board of Directors of CCT, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)           CCT shall provide FSIC with prompt written notice of any meeting of CCT’s Board of Directors at which CCT’s Board of Directors is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by FSIC reasonably in advance of such meeting).

(e)            Other than in connection with a CCT Takeover Proposal, nothing in this Agreement shall prohibit or restrict CCT’s Board of Directors from taking any action described in clause (A) of the definition of CCT Adverse Recommendation Change in response to an Intervening Event (a “CCT Intervening Event Recommendation Change”) if (A) prior to effecting any such CCT Intervening Event Recommendation Change, CCT promptly notifies FSIC, in writing, at least five (5) Business Days (the “CCT Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a CCT Adverse Recommendation Change or a CCT Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) CCT shall, and shall cause its Representatives to, during the CCT Intervening Event Notice Period, negotiate with FSIC in good faith (to the extent FSIC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit CCT’s Board of Directors to make a CCT Intervening Event Recommendation Change, and (C) CCT’s Board of Directors (or a committee thereof) determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a CCT Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by FSIC during the CCT Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of CCT under applicable Law.

(f)            Nothing contained in this Agreement shall be deemed to prohibit CCT from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to CCT’s stockholders if, after consultation with its outside legal counsel, CCT determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a CCT Adverse Recommendation Change unless the Board of Directors of CCT expressly publicly reaffirms the CCT Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by FSIC.

7.8          FSIC Takeover Proposals.

(a)          If on or after the date of this Agreement and at any time prior to the FSIC Stockholders Meeting: (i) FSIC receives a bona fide unsolicited Takeover Proposal (under circumstances in which FSIC has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the Board of Directors of FSIC shall have determined in good faith, after consultation with its outside legal counsel, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSIC under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a FSIC Superior Proposal; and (iii) FSIC gives CCT at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and FSIC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), FSIC may:

(i)          engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if FSIC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides CCT a copy of all such information that has not previously been delivered to CCT simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)         after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the FSIC Stockholders Meeting, the Board of Directors of FSIC shall have determined, by a majority of its members, after consultation with its outside legal counsel that continued recommendation of the FSIC Matters to FSIC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSIC under applicable Law as a result of a FSIC Superior Proposal, FSIC may (A) withdraw or qualify (or modify or amend in a manner adverse to CCT), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to CCT), the approval, adoption, recommendation or declaration of advisability by the Board of Directors of FSIC of the FSIC Matters, including the recommendation of the Board of Directors of FSIC that the stockholders of FSIC approve the FSIC Matters (the “FSIC Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the FSIC Stockholders Meeting or otherwise, inconsistent with the FSIC Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “FSIC Adverse Recommendation Change”).

(b)           Upon any determination that a Takeover Proposal constitutes a FSIC Superior Proposal, FSIC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to CCT a written notice (a “Notice of a FSIC Superior Proposal”) (i) advising CCT that the Board of Directors of FSIC has received a FSIC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such FSIC Superior Proposal, including the amount per share that the stockholders of FSIC will receive and including a copy of all written materials provided to or by FSIC in connection with such FSIC Superior Proposal (unless previously provided to CCT) and (iii) identifying the Person making such FSIC Superior Proposal. FSIC shall cooperate and negotiate in good faith with CCT (to the extent CCT desires to negotiate) during the five (5) calendar day period following CCT’s receipt of the Notice of a FSIC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such FSIC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable FSIC to determine that such FSIC Superior Proposal is no longer a FSIC Superior Proposal and proceed with a FSIC Recommendation without a FSIC Adverse Recommendation Change. If thereafter the Board of Directors of FSIC determines, in its reasonable good faith judgment, by a majority of its members, after consultation with its outside legal counsel and after giving effect to any proposed adjustments to the terms of this Agreement that such FSIC Superior Proposal remains a FSIC Superior Proposal or the failure to make such FSIC Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSIC under applicable Law, and FSIC has complied in all material respects with Section 7.8(a) above, FSIC may terminate this Agreement pursuant to Section 9.1(d)(iv).

(c)           Other than as permitted by Section 7.8(a), neither FSIC nor the Board of Directors of FSIC shall make any FSIC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no FSIC Adverse Recommendation Change shall change the approval of the FSIC Matters or any other approval of the Board of Directors of FSIC, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)           FSIC shall provide CCT with prompt written notice of any meeting of FSIC’s Board of Directors at which FSIC’s Board of Directors is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by CCT reasonably in advance of such meeting).

(e)           Other than in connection with an FSIC Takeover Proposal, nothing in this Agreement shall prohibit or restrict FSIC’s Board of Directors from taking any action described in clause (A) of the definition of FSIC Adverse Recommendation Change in response to an Intervening Event (an “FSIC Intervening Event Recommendation Change”) if (A) prior to effecting any such FSIC Intervening Event Recommendation Change, FSIC promptly notifies CCT, in writing, at least five (5) Business Days (the “FSIC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an FSIC Adverse Recommendation Change or an FSIC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) FSIC shall, and shall cause its Representatives to, during the FSIC Intervening Event Notice Period, negotiate with CCT in good faith (to the extent CCT desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit FSIC’s Board of Directors to make a FSIC Intervening Event Recommendation Change, and (C) FSIC’s Board of Directors (or a committee thereof) determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a FSIC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by CCT during the FSIC Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSIC under applicable Law.

(f)            Nothing contained in this Agreement shall be deemed to prohibit FSIC from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to FSIC’s stockholders if, after consultation with its outside legal counsel, FSIC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a FSIC Adverse Recommendation Change unless the Board of Directors of FSIC expressly publicly reaffirms the FSIC Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by CCT.

7.9	Access to Information.

(a)           Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of CCT and FSIC shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require CCT or FSIC, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either CCT or FSIC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

(b)           No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.10        Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of FSIC and CCT. Thereafter, so long as this Agreement is in effect, FSIC and CCT each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the NYSE and, to the extent practicable, before such press release or disclosure is issued or made, FSIC or CCT, as applicable, shall have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure; provided, that either FSIC or CCT may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11        Takeover Statutes and Provisions. Neither FSIC nor CCT will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of FSIC and CCT shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12	Tax Matters.

(a)            Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of FSIC and CCT shall execute and deliver to Dechert LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(e) and 8.3(e)) in form and substance as set forth in Exhibits A and B.

(b)           RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) CCT shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of FSIC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause CCT to fail to qualify as a RIC, and (ii) FSIC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of CCT, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause FSIC to fail to qualify as a RIC.

(c)            Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of CCT, FSIC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of CCT, FSIC and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d)           Tax Opinions. CCT shall use its best efforts to cause Dechert LLP to, and FSIC shall use its best efforts to cause Dechert LLP to, issue a Registration Statement Tax Opinion in form and substance as set forth in Exhibit C. CCT shall use its best efforts to obtain the tax opinion described in Section 8.3(e) and FSIC shall use its best efforts to obtain the tax opinion described in Section 8.2(e).

7.13        Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by CCT’s stockholders or FSIC’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of CCT and FSIC (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14        Section 16 Matters. Prior to the Effective Time, the Board of Directors of each of FSIC and CCT shall take all such steps as may be required to cause any dispositions of CCT Common Stock (including derivative securities with respect to CCT Common Stock) or acquisitions of FSIC Common Stock (including derivative securities with respect to FSIC Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCT or will become subject to such reporting requirements with respect to FSIC, in each case, to be exempt pursuant to Rule 16b-3.

7.15        No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of CCT in Article III, representations and warranties of FSIC in Article IV and the representations and warranties of the Joint Advisor in Article V, none of the Joint Advisor, CCT, FSIC or any of CCT’s or FSIC’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.16        Merger of Surviving Company. Immediately after the occurrence of the Effective Time and in accordance with the MGCL, Surviving Company and FSIC shall consummate the Second Merger.

7.17        Coordination of Dividends. FSIC and CCT shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither FSIC nor CCT shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit FSIC or CCT from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash to the extent such dividend or distribution is taken into account in determining the Closing CCT Net Asset Value and/or the Closing FSIC Net Asset Value, as applicable.

7.18        Nomination of CCT Directors to FSIC Board. The FSIC Nominating and Corporate Governance Committee recommended, and the Board of Directors of FSIC approved, the nomination of the two (2) Independent Directors of CCT identified on Exhibit D (the “CCT Nominees”) to stand for election as directors of FSIC at the FSIC Stockholders Meeting convened pursuant to Section 7.3(b) and such CCT Nominees shall be included in the Joint Proxy Statement/Prospectus in the slate of nominees recommended by the Board of Directors to FSIC’s stockholders for election as directors. FSIC shall use all reasonable best efforts to cause the election of each CCT Nominee, which shall be effective as of the Closing, including recommending and soliciting proxies in favor of the election of each CCT Nominee.

Article VIII

CONDITIONS PRECEDENT

8.1          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)           Stockholder Approvals. (i) The CCT Matters shall have been approved by the CCT Requisite Vote, and (ii) the FSIC Matters shall have been approved by the FSIC Requisite Vote.

(b)           NYSE Listing. The shares of FSIC Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.

(d)           No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e)           Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act). Each of the approvals listed on Section 8.1(e) of the CCT Disclosure Schedule and Section 8.1(e) of the FSIC Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(f)            No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g)           Net Asset Value Determinations. The determination of both the Closing CCT Net Asset Value and the Closing FSIC Net Asset Value shall have been completed in accordance with Section 2.6.

8.2          Conditions to Obligations of FSIC and Merger Sub to Effect the Merger. The obligations of FSIC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by FSIC, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties of CCT. (i) The representations and warranties of CCT set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of CCT set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of CCT set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.10 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of CCT set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of CCT are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of CCT to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to CCT. FSIC shall have received a certificate signed on behalf of CCT by the Chief Executive Officer or the Chief Financial Officer of CCT to the effect that the conditions set forth in Section 8.2(a)(i), (ii), (iii) and (iv) have been satisfied.

(b)           Representations and Warranties of Joint Advisor. The representations and warranties of the Joint Advisor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(b) shall be deemed to have been satisfied even if any such representations and warranties of the Joint Advisor are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Joint Advisor to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to FSIC. FSIC shall have received a certificate signed on behalf of the Joint Advisor by an authorized officer of the Joint Advisor to the effect that the conditions set forth in Section 8.2(b) have been satisfied.

(c)           Performance of Obligations of CCT. CCT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. FSIC shall have received a certificate signed on behalf of CCT by the Chief Executive Officer or the Chief Financial Officer of CCT to such effect.

(d)           Absence of CCT Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of CCT.

(e)           Federal Tax Opinion. FSIC shall have received the opinion of its counsel, Dechert LLP, in form and substance as set forth in Exhibit C, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of CCT and FSIC, in form and substance as set forth in Exhibits A and B. If counsel for FSIC will not render such an opinion, counsel for CCT may render such opinion to FSIC.

8.3          Conditions to Obligations of CCT to Effect the Merger. The obligation of CCT to effect the Merger is also subject to the satisfaction or waiver by CCT, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties of FSIC. (i) The representations and warranties of FSIC set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of FSIC and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of FSIC and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of FSIC and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of FSIC and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of FSIC and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to FSIC. CCT shall have received a certificate signed on behalf of FSIC by the Chief Executive Officer or the Chief Financial Officer of FSIC and Merger Sub to the effect that the conditions set forth in Section 8.3(a)(i), (ii), (iii) and (iv) have been satisfied.

(b)           Representations and Warranties of Joint Advisor. The representations and warranties of the Joint Advisor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(b) shall be deemed to have been satisfied even if any such representations and warranties of the Joint Advisor are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Joint Advisor to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to CCT. CCT shall have received a certificate signed on behalf of the Joint Advisor by an authorized officer of the Joint Advisor to the effect that the conditions set forth in Section 8.3(b) have been satisfied.

(c)           Performance of Obligations of FSIC and Merger Sub. Each of FSIC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. CCT shall have received a certificate signed on behalf of FSIC and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of FSIC to such effect.

(d)           Absence of FSIC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of FSIC.

(e)           Federal Tax Opinion. CCT shall have received the opinion of its counsel, Dechert LLP, in form and substance as set forth in Exhibit C, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of CCT and FSIC, in form and substance as set forth in Exhibits A and B. If counsel for CCT will not render such an opinion, counsel for FSIC may render such opinion to CCT.

8.4          Frustration of Closing Conditions. None of FSIC, Merger Sub or CCT may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

Article IX

TERMINATION AND AMENDMENT

9.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the CCT Matters by the stockholders of CCT or the FSIC Matters by the stockholders of FSIC:

(a)          by mutual consent of CCT and FSIC in a written instrument authorized by the Board of Directors of each of CCT and FSIC;

(b)	by either CCT or FSIC, if:

(i)            any Governmental Entity that must grant a Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii)           the Merger shall not have been consummated on or before July 22, 2019 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date; provided, further, that, in the event that (A) a timely CCT Notice is delivered pursuant to Section 9.1(c)(v) as a result of clause (y) therein, then FSIC shall be entitled to extend the Termination Date to the CCT Notice End Date by written notice to CCT or (B) a timely FSIC Notice is delivered pursuant to Section 9.1(d)(v) as a result of clause (y) therein, then CCT shall be entitled to extend the Termination Date to the FSIC Notice End Date by written notice to FSIC;

(iii)          the stockholders of CCT shall have failed to approve the CCT Matters by the CCT Requisite Vote of CCT’s stockholders at a duly held meeting of CCT’s stockholders or at any adjournment or postponement thereof at which the CCT Matters have been voted upon; or

(iv)          the stockholders of FSIC shall have failed to approve the FSIC Matters by the FSIC Requisite Vote of FSIC’s stockholders at a duly held meeting of FSIC’s stockholders or at any adjournment or postponement thereof at which the FSIC Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c)	by CCT, if:

(i)            there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of FSIC or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by CCT to FSIC (provided that CCT is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii)           prior to obtaining approval of the FSIC Matters by the stockholders of FSIC (A) a FSIC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) FSIC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of FSIC’s Board of Directors that FSIC’s stockholders vote in favor of the FSIC Matters, (C) a Takeover Proposal is publicly announced and FSIC fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of FSIC’s Board of Directors that FSIC’s stockholders vote in favor of the FSIC Matters, or (D) a tender or exchange offer relating to any shares of FSIC Common Stock shall have been commenced by a third party and FSIC shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that FSIC’s Board of Directors recommends rejection of such tender or exchange offer;

(iii)          FSIC breaches, in any material respect, its obligations under Section 7.6 or Section 7.8;

(iv)          at any time prior to the time the approval of stockholders with respect to the CCT Matters is obtained, (A) CCT is not in material breach of any of the terms of this Agreement, (B) the Board of Directors of CCT authorizes CCT, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and CCT enters into, a definitive Contract with respect to a CCT Superior Proposal and (C) CCT, prior to such termination, pays to FSIC in immediately available funds any fees required to be paid pursuant to Section 9.2(a); or

(v)           within five (5) Business Days following the filing with the SEC of FSIC’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2018 (the “FSIC Post-Publication Period”), (x) the Independent Directors of CCT determine, in their reasonable good faith judgment, that there is a material difference between the Preliminary June 30 Financial Information provided to the Independent Directors of CCT by the Joint Advisor as the basis for CCT’s financial advisor’s Fairness Opinion and the Final June 30 Financial Information or (y) CCT’s financial advisor withdraws its Fairness Opinion, in its good faith judgment, as a result of differences between the Preliminary June 30 Financial Information and the Final June 30 Financial Information, and, in each of clauses (x) and (y), the Independent Directors of CCT determine, acting in good faith and in accordance with the standard of conduct applicable to the Independent Directors of CCT under applicable Law, to terminate this Agreement, and give notice of such determination to the parties hereto within five (5) Business Days following the expiration of the FSIC Post-Publication Period (the “CCT Notice”); provided that, in the case of clause (y), this Agreement shall not terminate until 11:59 p.m. New York time on the date that is fifteen (15) Business Days following the FSIC Post-Publication Period (such date the “CCT Notice End Date”) and, during that fifteen (15) Business Day period, the parties shall cooperate and negotiate in good faith with each other (unless the parties mutually agree in writing not to negotiate) to make such adjustments in the terms and conditions of this Agreement or such other arrangements (which may include securing a new fairness opinion with respect to the Merger from a nationally recognized investment banking firm) as would enable the Independent Directors of CCT, acting in good faith and in accordance with the standard of conduct applicable to the Independent Directors of CCT under applicable Law, to approve the continuation of this Agreement.

(d)	by FSIC, if:

(i)            there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of CCT, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by FSIC to CCT (provided that FSIC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii)           prior to obtaining approval of the CCT Matters by the stockholders of CCT (A) a CCT Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) CCT shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of CCT’s Board of Directors that CCT’s stockholders vote in favor of the CCT Matters, including the Merger and the other Transactions, (C) a Takeover Proposal is publicly announced and CCT fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of CCT’s Board of Directors that CCT’s stockholders vote in favor of the CCT Matters, including the Merger and the other Transactions or (D) a tender or exchange offer relating to any shares of CCT Common Stock shall have been commenced by a third party and CCT shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that CCT’s Board of Directors recommends rejection of such tender or exchange offer;

(iii)          CCT breaches, in any material respect, its obligations under Section 7.6 or Section 7.7;

(iv)          at any time prior to the time the approval of stockholders with respect to the FSIC Matters is obtained, (A) FSIC is not in material breach of any of the terms of this Agreement, (B) the Board of Directors of FSIC authorizes FSIC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and FSIC enters into, a definitive Contract with respect to a FSIC Superior Proposal and (C) FSIC prior to such termination pays to CCT in immediately available funds any fees required to be paid pursuant to Section 9.2(b); or

(v)           within five (5) Business Days following the filing with the SEC of CCT’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2018 (the “CCT Post-Publication Period”), (x) the Independent Directors of FSIC determine, in their reasonable good faith judgment, that there is a material difference between the Preliminary June 30 Financial Information provided to the Independent Directors of FSIC by the Joint Advisor as the basis for FSIC’s financial advisor’s Fairness Opinion and the Final June 30 Financial Information or (y) FSIC’s financial advisor withdraws its Fairness Opinion, in its good faith judgment, as a result of differences between the Preliminary June 30 Financial Information and the Final June 30 Financial Information, and, in each of clauses (x) and (y), the Independent Directors of FSIC determine, acting in good faith and in accordance with the standard of conduct applicable to the Independent Directors of FSIC under applicable Law, to terminate this Agreement, and give notice of such determination to the parties hereto within five (5) Business Days following the expiration of the CCT Post-Publication Period (the “FSIC Notice”); provided that, in the case of clause (y), this Agreement shall not terminate until 11:59 p.m. New York time on the date that is fifteen (15) Business Days following the CCT Post-Publication Period (such date the “FSIC Notice End Date”) and, during that fifteen (15) Business Day period, the parties shall cooperate and negotiate in good faith with each other (unless the parties mutually agree in writing not to negotiate) to make such adjustments in the terms and conditions of this Agreement or such other arrangements (which may include securing a new fairness opinion with respect to the Merger from a nationally recognized investment banking firm) as would enable the Independent Directors of FSIC, acting in good faith and in accordance with the standard of conduct applicable to the Independent Directors of FSIC under applicable Law, to approve the continuation of this Agreement.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2	Termination Fee.

(a)	If this Agreement shall be terminated:

(i)	by FSIC pursuant to Section 9.1(d)(ii) or Section 9.1(d)(iii);

(ii)	by CCT pursuant to Section 9.1(c)(iv); or

(iii)          (A) by (x) FSIC or CCT pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) or (y) FSIC pursuant to Section 9.1(d)(i) (solely to the extent that CCT has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held CCT Stockholders Meeting, and (C) CCT enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period); provided, that for purposes of this Section 9.2(a)(iii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%”, then CCT shall (A) in the case of Section 9.2(a)(i), no later than two (2) Business Days after the date of such termination, (B) in the case of Section 9.2(a)(ii), prior to, and as a condition to such termination, and (C) in the case of Section 9.2(a)(iii), within two (2) Business Days after the date that such Takeover Proposal is consummated, in each case pay FSIC, subject to applicable Law, a non-refundable fee in an amount equal to $75,177,120 (the “CCT Termination Fee”) as liquidated damages and full compensation hereunder, by wire transfer of immediately available funds to an account designated in writing to CCT by FSIC if FSIC shall have furnished to CCT wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the CCT Termination Fee becomes payable and is paid by CCT pursuant to this Section 9.2(a), the CCT Termination Fee shall be FSIC’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b)	If this Agreement shall be terminated:

(i)	by CCT pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii);

(ii)	by FSIC pursuant to Section 9.1(d)(iv); or

(iii)          (A) by (x) FSIC or CCT pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or (y) CCT pursuant to Section 9.1(c)(i) (solely to the extent that FSIC has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) and Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv), prior to the time of the duly held FSIC Stockholders Meeting, and (C) FSIC enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period); provided, that for purposes of this Section 9.2(b)(iii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%”, then FSIC shall (A) in the case of Section 9.2(b)(i), no later than two (2) Business Days after the date of such termination, (B) in the case of Section 9.2(b)(ii), prior to, and as a condition to such termination, and (C) in the case of Section 9.2(b)(iii), within two (2) Business Days after the date that such Takeover Proposal is consummated, in each case, pay CCT, subject to applicable Law, a non-refundable fee in an amount equal to $75,177,120 (the “FSIC Termination Fee”) as liquidated damages and full compensation hereunder, by wire transfer of immediately available funds to an account designated in writing to FSIC by CCT if CCT shall have furnished to FSIC wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the FSIC Termination Fee becomes payable and is paid by FSIC pursuant to this Section 9.2(b), the FSIC Termination Fee shall be CCT’s sole and exclusive remedy for monetary damages under this Agreement.

(c)            The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If FSIC fails to pay any amounts due to CCT pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or CCT fails to pay FSIC any amounts due to FSIC pursuant to this Section 9.2 within the time periods specified in this Section 9.2, FSIC or CCT, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by CCT or FSIC, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3          Effect of Termination. In the event of termination of this Agreement by either CCT or FSIC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of FSIC, Merger Sub, CCT, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4          Fees and Expenses. Subject to Section 9.2, except with respect to (i) costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Merger, and (ii) all filing and other fees in connection with any filing under the HSR Act, which, in each case, shall be borne equally by FSIC and CCT, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5          Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the FSIC Matters by the stockholders of FSIC or the CCT Matters by the stockholders of CCT; provided, however, that after any approval of the FSIC Matters by the stockholders of FSIC or the CCT Matters by the stockholders of CCT, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6          Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

Article X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person).

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Philadelphia or New York.

“CCT Matters” means (i) the proposed Merger and (ii) any other matters required to be approved or adopted by the stockholders of CCT in order to effect the Transactions.

“CCT Per Share NAV” means the quotient of (i) the Closing CCT Net Asset Value divided by (ii) the number of shares of CCT Common Stock issued and outstanding as of the Determination Date.

“CCT Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, CCT or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of CCT or more than 75% of the assets of CCT on a consolidated basis (a) on terms which CCT’s Board of Directors determines in good faith to be superior for the stockholders of CCT (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the CCT Termination Fee and any alternative proposed by FSIC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined by CCT’s Board of Directors (including a majority of the Independent Directors of CCT) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the CCT Per Share NAV divided by (ii) the FSIC Per Share NAV.

“Fairness Opinion” shall be (i) in the case of CCT, the written opinion set forth in the Section 10 of the CCT Disclosure Schedule and (ii) in the case of FSIC, the written opinion set forth in the Section 10 of the FSIC Disclosure Schedule.

“Final June 30 Financial Information” means the financial information corresponding to the Preliminary June 30 Financial Information included in the consolidated balance sheet, statements of income and condensed cash flows, statements of assets and liabilities, statements of changes in net assets and statements of operations, including the net asset value, of CCT or FSIC, as applicable, as of June 30, 2018, disclosed in the quarterly report on Form 10-Q for the quarterly period ended June 30, 2018 of FSIC or CCT, as applicable, filed with the SEC.

“FSIC Matters” means (i) the proposed issuance of FSIC Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of FSIC in order to effect the Transactions.

“FSIC Per Share NAV” means the quotient of (i) the Closing FSIC Net Asset Value divided by (ii) the number of shares of FSIC Common Stock issued and outstanding as of the Determination Date.

“FSIC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, FSIC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of FSIC or more than 75% of the assets of FSIC on a consolidated basis (a) on terms which FSIC’s Board of Directors determines in good faith to be superior for the stockholders of FSIC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the FSIC Termination Fee and any alternative proposed by CCT in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by FSIC’s Board of Directors (including a majority of the Independent Directors of FSIC) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to FSIC or CCT, each director who is not an “interested person” of FSIC or CCT, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, FSIC and its Consolidated Subsidiaries, taken as a whole, or CCT and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the party’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the CCT Common Stock or FSIC Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); (c) changes in general economic, social or political conditions or the financial markets in general; or (d) general changes or developments in the industries in which the applicable party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for CCT, the actual knowledge of its executive officers and directors set forth in Section 9 of CCT Disclosure Schedule, (ii) for FSIC, the actual knowledge of its executive officers and directors set forth in Section 9 of the FSIC Disclosure Schedule and (ii) for the Joint Advisor, the actual knowledge of its executive officers and directors set forth in Section 9 of the Joint Advisor Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to FSIC, CCT or the Joint Advisor, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or, in the case of FSIC or CCT, any decline in the price of shares of FSIC Common Stock or CCT Common Stock, as applicable, on the NYSE or trading volume of FSIC Common Stock or CCT Common Stock, as applicable (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Preliminary June 30 Financial Information” means (i) CCT’s estimated consolidated statements of assets and liabilities and statements of operations, including the estimated net asset value of CCT, in each case, as of June 30, 2018 and (ii) FSIC’s estimated consolidated balance sheets, statements of operations and statements of changes in net assets, including the estimated net asset value of FSIC, in each case, as of June 30, 2018, all of which has been provided to the Independent Directors of CCT and FSIC by the Joint Advisor as the basis for CCT’s financial advisor’s Fairness Opinion and FSIC’s financial advisor’s Fairness Opinion.

“Previously Disclosed” means information (i) with respect to CCT, (A) set forth by CCT in the CCT Disclosure Schedule or (B) previously disclosed since the Applicable Date in any CCT SEC Report, and (ii) with respect to FSIC, (A) set forth by FSIC in the FSIC Disclosure Schedule or (B) previously disclosed since the Applicable Date in any FSIC SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any CCT SEC Report or FSIC SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Registration Statement Tax Opinion” means the opinion (and consent of counsel to its use) supporting the tax matters and consequences to the stockholders discussed in the Registration Statement.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SCJV” means Strategic Credit Opportunities Partners, LLC, a Delaware limited liability company.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than FSIC or CCT or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving CCT or FSIC, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of CCT or FSIC, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, CCT or in any of CCT’s Consolidated Subsidiaries or, FSIC or in any of FSIC’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with a record date and ex-dividend date on or prior to the Effective Time, which, together with all previous dividends, shall be deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to CCT’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iii) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized in all taxable periods or years ending on or before the Effective Time, including, for the avoidance of doubt, CCT’s final taxable year ending with CCT’s complete liquidation.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Article XI

GENERAL PROVISIONS

11.1         Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CCT, to:

201 Rouse Boulevard Philadelphia, PA 19112 Attention: Philip Davidson Mike Nguyen Email: philip.davidson@kkr.com Mike.Nguyen@kkr.com with a copy, which will not constitute notice, to:

Dechert LLP
Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention:        James A. Lebovitz, Esq.

 Eric S. Siegel, Esq.

 Kenneth E. Young, Esq.

Email:               james.lebovitz@dechert.com; eric.siegel@dechert.com;

Ken.Young@dechert.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention:        Peter A. Atkins, Esq.

Eric L. Cochran, Esq.

Michael K. Hoffman, Esq.

E-mail:              peter.atkins@skadden.com,

eric.cochran@skadden.com and

michael.hoffman@skadden.com

If to FSIC or Merger Sub, to:

201 Rouse Boulevard Philadelphia, PA 19112 Attention: Stephen S. Sypherd Email: Stephen.Sypherd@fsinvestments.com with a copy, which will not constitute notice, to:

Dechert LLP
Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention:       James A. Lebovitz, Esq.

Eric S. Siegel, Esq.

Kenneth E. Young, Esq.

Email:              james.lebovitz@dechert.com; eric.siegel@dechert.com;

Ken.Young@dechert.com

and
Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Attention: Michael P. O’Hare, Esq. E-mail: mohare@stradley.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3         Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4         Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5         Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6         Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9         Disclosure Schedule. Before entry into this Agreement, FSIC, CCT and the Joint Advisor each delivered to the other party a schedule (the “FSIC Disclosure Schedule”, the “CCT Disclosure Schedule” and the “Joint Advisor Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, CCT, FSIC, Merger Sub and the Joint Advisor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CCT:

CORPORATE CAPITAL TRUST, INC.

By:	/s/ Todd C. Builione
Name: Todd C. Builione
Title: President

FSIC:

FS INVESTMENT CORPORATION

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

MERGER SUB:

IC ACQUISITION, INC.

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: President

JOINT ADVISOR:

FS/KKR Advisor, LLC

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]